UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*


                                  ViaSat, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92552V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 30, 2015
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
| |      Rule 13d-1(c)
| |      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
--------------------------------------------------------------------------------

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 2 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            FPR Partners, LLC
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   5,269,695
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  0
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   5,269,695
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,269,695
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            11.0% (1)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IA
--------------------------------------------------------------------------------


(1) Based upon shares outstanding as of July 31, 2015 as reported by the Issuer on Form 10-Q for the quarterly period ended June 30, 2015.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 3 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew Raab
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   5,269,695
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  0
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   5,269,695
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,269,695
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            11.0% (1)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------


(1) Based upon shares outstanding as of July 31, 2015 as reported by the Issuer on Form 10-Q for the quarterly period ended June 30, 2015.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 4 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Bob Peck
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   5,269,695
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  0
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   5,269,695
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,269,695
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            11.0% (1)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------



(1) Based upon shares outstanding as of July 31, 2015 as reported by the Issuer on Form 10-Q for the quarterly period ended June 30, 2015.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 5 of 9
--------------------------------------------------------------------------------
     This Amendment No. 8 to Schedule 13G relates to the Common Stock, par value of $0.0001 per share (the "Common Stock") of ViaSat, Inc., a Delaware corporation (the "Issuer"), which has its principal executive office at 6155 El Camino Real, Carlsbad, CA 92009. This Amendment No. 8 amends and supplements, as set forth below, the initial Schedule 13G, filed January 9, 2012, the Amendment No. 1 to Schedule 13G, filed February 29, 2012 by BART Partners, LLC, the Amendment No. 2 to Schedule 13G, filed May 10, 2012 by FPR Partners, LLC, the Amendment No. 3 to Schedule 13G, filed November 13,2012 by FPR Partners, LLC, the Amendment No. 4 to Schedule 13G, filed February 14,2013 by FPR Partners, LLC, Amendment No. 5 to Schedule 13G, filed February 14, 2014 by FPR Partners, LLC, Amendment No. 6 to Schedule 13G, filed March 7,2014 by
FPR Partners, LLC, and Amendment No. 7 to Schedule 13G, filed February 13,2015 by FPR Partners, LLC relating to the Common Stock (collectively, the
"Schedule 13G").

Item 1.  Issuer
         ------

        (a) Name of Issuer:
            --------------

            ViaSat, Inc.

        (b) Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            6155 El Camino Real
	    Carlsbad, CA 92009

Item 2.	 Identity And Background
         -----------------------

	(a) Name of Person Filing:
            ---------------------

            This Amendment No. 8 is jointly filed by and on behalf of FPR Partners, LLC ("FPR"), Andrew Raab, and Bob Peck (collectively, the "Reporting Persons"). The reported shares of Common Stock are held directly by certain limited partnerships, collectively, the "Funds". FPR acts as investment manager to the Funds and may be deemed to indirectly beneficially own securities owned by the Funds. Andrew Raab and Bob Peck are the managing directors and managing members of FPR and may be deemed to indirectly beneficially own securities owned by FPR and the Funds. Each of the Reporting Persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Sections 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owner of any of the securities covered by this statement. The agreement among the Reporting Persons relating to the joint filing of this Schedule 13G is attached as Exhibit 99.1 hereto.


        (b) Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

	    The address of the principal office of each Reporting Person is 199 Fremont Street, Suite 2500, San Francisco, CA 94105-2261.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 6 of 9
--------------------------------------------------------------------------------

	(c) Citizenship:
            -----------

            FPR Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Raab and Mr. Peck are US citizens.

	(d) Title of Class of Securities:
            ----------------------------

	    Common Stock

	(e) CUSIP Number:
            ------------

	    92552V100

Item 3.  If this statement is filed pursuant to 240.13d-1(b) or
	 240.13d-2(b) or (c), check whether the person filing is a:
         ---------------------------------------------------------

	(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b) [ ] Bank as defined in section 3(a)(6) of the Act
	        (15 U.S.C. 78c);

	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

	(e) [x] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

	(g) [x] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j) [ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

	(k) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).
 (1) FPR is an investment advisor in accordance with 240.13d-1(b)(1)(ii)(E)
 (2) Mr. Raab and Mr. Peck are control persons of FPR in accordance with with 240.13d-1(b)(1)(ii)(G)

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 7 of 9
--------------------------------------------------------------------------------

Item 4.  Ownership
         ---------

        Reporting Persons:

	(a) Amount beneficially owned: See Item 9 on the cover pages hereto.

	(b) Percent of class: See Item 11 on the cover pages hereto.

	(c) Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote:
			See Item 5 on the cover pages hereto.

		(ii) Shared power to vote or to direct the vote:
			See Item 6 on the cover pages hereto.

		(iii) Sole power to dispose or to direct the disposition of:
			See Item 7 on the cover pages hereto.

		(iv) Shared power to dispose or to direct the disposition of:
			See Item 8 on the cover pages hereto.



Item 5.  Ownership Of Five Percent Or Less Of a Class
         --------------------------------------------

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5.0% of the class of securities, check the following [ ].


Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------


         Other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities covered by this statement.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.


Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         Not Applicable.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 8 of 9
--------------------------------------------------------------------------------

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.


Item 10. Certification
         -------------

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 92552V100                                             Page 9 of 9
--------------------------------------------------------------------------------

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  October 13, 2015


				        FPR Partners, LLC

					/s/ Siu Chiang
					-------------------------------------
               				Name: Siu Chiang
	       				Title: Chief Financial Officer


        				Andrew Raab

        				/s/ Siu Chiang for Andrew Raab
					-------------------------------------
					Name: Andrew Raab



        				Bob Peck

        				/s/ Siu Chiang for Bob Peck
					-------------------------------------
					Name: Bob Peck





Exhibit 99.1	Joint Filing Agreement, dated November 13, 2012, by and among
		FPR Partners, LLC, Andrew Raab and Bob Peck (furnished herewith).



Exhibit 99.2	Confirming Statement for Andrew Raab (furnished herewith).



Exhibit 99.3	Confirming Statement for Bob Peck (furnished herewith).